EXHIBIT (a)(1)(G)

NOTICE OF WITHDRAWAL

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT

12:01 A.M. (EDT), ON JULY 19, 2024, UNLESS EXTENDED

To: CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, WA 98660

Email: warrants@cytodyn.com

Phone: 360-980-8524

NOTE: THIS NOTICE OF WITHDRAWAL IS INTENDED TO FULLY REPLACE AND SUPERSEDE THE NOTICE OF WITHDRAWAL TRANSMITTED TO HOLDERS OF THE ORIGINAL WARRANTS ON JUNE 3, 2024.

INSTRUCTIONS TO NOTICE OF WITHDRAWAL

If you previously elected to accept the Offer to Amend and Exercise Warrants to Purchase Common Stock by CytoDyn Inc., a Delaware corporation (the “Company”), subject to the terms and conditions set forth therein, as such terms and conditions have been amended by Amendment No. 1 to Schedule TO dated June 20, 2024 (the “Amended Schedule TO”), and you would like to change your election and withdraw the tender of your Original Warrants, you must complete, sign and return this Notice of Withdrawal to the Company so that the Company receives it before 12:01 a.m., Eastern Time, on July 19, 2024 (or at a later date and time, if the Exercise Offer is extended by the Company in its sole discretion) (such date and time of expiration, the “Expiration Time”). The Offer to Amend and Exercise Warrants to Purchase Common Stock, as amended by the Amended Schedule TO, is referred to herein as the “Exercise Offer.” Any Notice of Withdrawal received after the Expiration Time will not be accepted. Please read this entire Notice of Withdrawal carefully.

To withdraw your election with respect to all of your Original Warrants that you previously tendered, check the box titled “I elect to withdraw all of my Original Warrants that I previously tendered pursuant to the Exercise Offer” below. Any Notice of Withdrawal submitted without checking the box “I elect to withdraw all of my Original Warrants that I previously tendered pursuant to the Exercise Offer” will be rejected. For this Notice of Withdrawal to be valid, it must be signed and dated, and the entire Notice of Withdrawal must be returned to the Company at the address listed above before the Expiration Time.

To withdraw your election with respect to a portion of your outstanding Original Warrants, check the box titled “I elect to withdraw all of my Original Warrants that I previously tendered pursuant to the Exercise Offer” below. You must then request and complete, sign, and return a new Election to Participate indicating the amount of Original Warrants you wish to tender and exercise pursuant to the terms of the Exercise Offer. A new Election to Participate can be requested from the Company at the address listed above. Please follow the instructions included in the Election to Participate to ensure acceptance of your new Election to Participate. Your new Election to Participate must be received by the Company prior to the Expiration Time.

DELIVERY OF THIS NOTICE OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

I previously received a copy from the Company of its Offer to Amend and Exercise Warrants to Purchase Common Stock, dated June 3, 2024, and any amendments thereto, including the changes to the terms set forth in the Amended Schedule TO forwarded to me on June 20, 2024. I previously elected to participate in the Exercise Offer and delivered an executed Election to Participate.

☐	I elect to withdraw all of my Original Warrants that I previously tendered pursuant to the Exercise Offer. Therefore, I have completed and signed this Notice of Withdrawal. I do not accept the Exercise Offer to amend any of my Original Warrants.

I understand that by rejecting the Exercise Offer, my Original Warrants will not be amended or exercised pursuant to the terms of the Exercise Offer, and I will not be entitled to receive the additional shares of common stock being offered by the Company to participating holders. I waive any right to receive any notice of the acceptance of this Notice of Withdrawal. Following the expiration of the Effective Time, the Original Warrants and the cash I tendered for the exercise price will be returned to me, as adjusted for the effect of any new Election to Participate that I may subsequently submit before the Expiration Time.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Exercise Offer.

Date:	By:
(Signature)
(Print name)

(Title, if applicable)
Address:
Telephone:
Fax:
Tax ID/SSN:

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Company in its discretion, which determination shall be final and binding on all parties. The Company reserves the right to reject any or all Notices of Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Exercise Offer and any defect or irregularity in the Notice of Withdrawal. No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal and no person will incur any liability for failure to give any such notice.

IMPORTANT: THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED ON OR PRIOR TO THE TIME AND DATE OF EXPIRATION OF THE EXERCISE OFFER AT 12:01 A.M. (EASTERN TIME) ON JULY 19, 2024, AS MAY BE EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION. HOWEVER, IF THE COMPANY HAS NOT ACCEPTED YOUR TENDERED ORIGINAL WARRANTS AND OTHER ACCEPTANCE AND EXERCISE DOCUMENTS FOR PAYMENT ON OR PRIOR TO AUGUST 15, 2024, WHICH IS THE FORTIETH BUSINESS DAY FROM THE COMMENCEMENT OF THE EXERCISE OFFER AS AMENDED, YOU MAY CHANGE YOUR MIND AND SUBMIT A NOTICE OF WITHDRAWAL TO US AFTER AUGUST 15, 2024.

Delivery to an address other than as set forth above will not constitute a valid delivery.